Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TerrAscend Corp., of our auditor’s report dated November 1, 2021 with respect to the consolidated financial statements of TerrAscend Corp. (and its subsidiaries) as at December 31, 2020, 2019 and 2018 and for each of the years in the three year period ended December 31, 2020, which is included in the Registration Statement on Form 10/A (Amendment No.2) as filed with the United States Securities and Exchange Commission on January 20, 2022.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

February 7, 2022

Toronto, Canada